EXHIBIT 10.58



                 AGREEMENT FOR THE TRANSFER
                OF CLAIM PROCESSING SERVICES

     THIS AGREEMENT FOR THE TRANSFER OF CLAIM PROCESSING SERVICES ("Agreement") is effective the 1st day of December, 1997, between Citizens Security Mutual Insurance Company, Citizens Fund Insurance Company, Insurance Company of Ohio (collectively, "Citizens Security Companies") and Virtual Insurance Solutions Network, Inc. ("Visn").

     WHEREAS, on or about July 31, 1996 Citizens Security
Companies and Visn entered into a Claims Administration
Agreement ("Claims Agreement"), which agreement had a term of three years from its Commencement Date as defined therein; and

     WHEREAS, the parties to the Claims Agreement have agreed to terminate said agreement effective December 1, 1997; and

     WHEREAS, the parties wish to provide for the orderly transfer of claim processing services from Visn to Citizens
Security Companies and resolve matters between them relating to the Claims Agreement.

     NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

     1. Termination of Claims Agreement.  The claims
Agreement between the parties is terminated as of the effective date of this Agreement. Notwithstanding, the indemnification provisions of sections 8.1 and 8.2 of the Claims Agreement shall remain in effect.

     2. Term of Agreement. This Agreement shall be for a term of five months, beginning December 1, 1997 and ending
April 30, 1998.

     3. Services to be Performed by Visn.

        3.1 From the effective date of this Agreement through February 28, 1998, Visn shall assist with the orderly and professional transfer to Citizens Security Companies of the claim processing services provided pursuant to the Claims Agreement. The assistance to be rendered by Visn shall include fair and reasonable systems support from the same general group of individuals who provided claim processing services pursuant to the Claims Agreement.

        3.2 Visn agrees to obtain the approval of Citzens Security Companies before (a) setting reserves; (b) changing reserves; or (c) making any indemnity payment, if such action involves funds in the amount of Fifteen Thousand and no/100ths Dollars ($15,000) or more. Visn shall forward to Citizens Security Companies all correspondence, mail and other information that relate to matters to be handled by Citizens Security Companies after the term of this Agreement.

        3.3  The services referenced in paragraphs 3.1 and
     3.2 above shall be provided at the locations and during the times that such services were routinely rendered pursuant to the Claims Agreement.

        3.4 The parties recognize and acknowledge that Visn has assigned certain rights and obligations pursuant to the Claims Agreement to Claim Solutions, Inc., and that the employees of Claims Solutions, Inc. will provide the services referenced in this section 3.

        3.5  The obligations of Visn pursuant to this
     section 3 shall cease as of February 28, 1998.

     4. Services to be Performed by Citizens Security
     Companies.

        4.1 Citizens Security Companies shall timely respond to any request made by Visn pursuant to paragraph 3.2 above.

        4.2 Citizens Security Companies shall participate in the transfer contemplated hereunder by providing on-site assistance in Red Wing, Minnesota. Citizen Security Companies may have at least one individual, and up to two individuals if it so desires, on-site two days each week during the term of this Agreement. It is contemplated that the following individuals will be providing the assistance referenced: Mr. Bill Irk, Mr. Gary Abel, Mr. Dick Yockey, and Mr. Stan Knauff. Citizens Security Companies will provide a schedule that details (a) the dates on which it will provide on-site assistance and (b) its anticipated schedule for the transfer of claim processing services.

     5. Compensation.

        5.1 During the term of this Agreement, Citizens Security Companies shall pay to Visn a monthly fee of Two Hundred Thirty Thousand Dollars and no/100ths ($230,000). Said fee shall be paid on the first day of each month, with the fee for the first month being paid in full by December 19, 1997. The last monthly payment owed to Visn under this contract shall be paid by April 1, 1998.



        5.2 Compensation for salvage and subrogation services shall remain a monthly fee of fifteen percent (15%) of Net Recoverables. "Net Recoverables" shall mean funds obtained in the preceeding month as a result of the salvage and subrogation efforts of Visn (or its assignee), less collection expenses and administrative fees incurred by Visn (or its assignee), less any deductible recoveries made and issued to policyholders.

     6. Notice; Off-Site Services; Travel.  Citizens
Security Companies shall provide Visn with twenty-four (24) hours notice of any site visit. In the event Citizens
Security Companies desires that the services agreed to herein be provided at a location other than the locations at which such services were routinely rendered pursuant to the Claims Agreement, Citizens Security Companies shall pay a fee of One Thousand Dollars and no/100ths ($1,000) per day for each person providing services off-site. Citizens Security Companies shall pay all travel and out-of-pocket expenses incurred in providing the services off-site. Visn shall be available, upon three (3) calendar days notice, to provide off-site services.

     7. Termination of Sublease. With regard to the office space that Visn has subleased from Citizens Security
Companies, Visn has given notice of its intent to terminate the parties' Sublease Agreement effective December 1, 1998.
The parties agree that the rent and all other payments owed pursuant to the Sublease Agreement, including utilities, will be proportionately abated commencing March 1, 1998, through December 1, 1998. Said abatement shall be the pro rata square footage of the lease vacated by Visn's removal of personnel and functions related to the performance of services provided under the Claims Agreement. During the transfer of services contemplated hereunder, all file cabinets and other equipment owned by Citizens Security Companies and used by Visn in providing claim processing services will be returned to Citizens Security Companies.

     8. Cooperation; Futher Assurances.

        8.1 The parties agree to be at all times positive and mutually supportive of each other. The parties agree to use their best efforts to complete the transfer of the claim processing services within ninety (90) days from the effective date of this Agreement. Each party, in its sole discretion, shall decide the timing, method, and nature of the communication of the decision by the parties to transfer the claim processing services.

        8.2 The parties acknowledge that during the term of this Agreement, and thereafter, additional matters will arise that will require the mutual cooperation of the parties. Both parties agree to take the action reasonably required to deal with such anticipated but unknown matters, including, but not limited to, inquiries from third parties and government agencies that may arise from the claim files handled under the Claims Agreement.

     9. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, notwithstanding any state's choice of law rules to the contrary.

     10. Effect of Agreement. Except as modified herein, this Agreement shall not effect the terms of the Sublease
Agreement, the computer support agreements or any other contract or agreement between or among the parties.

                               Virtual Insurance Solutions Network, Inc.


Date:  __________________      _________________________________________
                               Scott S. Broughton
                               Chief Executive Officer




                               Citizens Security Mutual Insurance Company
                               Citizens Fund Insurance Company
                               Insurance Company of Ohio


Date:  __________________      _________________________________________
                               Norma J. Oman
                               President and Chief Executive Officer